EMR Technology Solutions, Inc. - 10-12G/A

Exhibit 10.4

INVESTOR STOCK SUBSCRIPTION AGREEMENT

THIS AGREEMENT dated and effective as of the 23rd day of August, 2016 by and between EMR TECHNOLOGY SOLUTIONS, INC., a corporation incorporated under the laws of State of Nevada (hereinafter called the “Corporation”), and PTS, INC. a corporation incorporated under the laws of State of Nevada (hereinafter called the “Investor”).

In consideration of the mutual covenants and agreements contained herein and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto covenant and agree each with the others as follows:

ARTICLE 1. INTERPRETATION

1.1 Definitions. Where used in this Agreement, the following words and phrases have the following meanings:

(a)       “Agreement” means this Agreement and all amendments made hereto by written agreement between the Corporation and the Investor;

(b)       “Articles” means the Articles of Incorporation of the Corporation, as amended;

(c)       “Business” the acquisition and consolidation of companies that provide proprietary products and value-added services in the healthcare industry in order to maximize client retention;

(d)       “Business Day” means a day other than a Saturday, Sunday, or a federal holiday;

(e)       “Common Shares” means any of the common shares in the capital of the Corporation having the rights and privileges described in the Articles;

(f)       “Closing” means the closing of the Subscription referred to in Section 2 hereof and the concurrent execution and delivery of this Agreement;

(g)       “Closing Date” means the date hereof;

(h)       “Formation Documents” means the Articles and the by-laws of the Corporation, together with any amendments thereto or replacements thereof;

(i)       “Governmental Authority” means all applicable federal, state, and municipal agencies, departments, boards, bureaus, commissions, inspectors and officials;

(j)       “Governmental Charges” means all Taxes, customs, duties, rates, levies, assessments, reassessments and other charges, together with all penalties, interest and fines with respect thereto, payable to any Governmental Authority, or other foreign government or Governmental Authority;

(k)       “Governmental Regulations” means all laws, statutes, regulations, codes, by-laws, orders, covenants, judgments, ordinances, decrees, treaties, directives, guidelines, restrictions, policies or plans (whether domestic, foreign or international) of all Governmental Authorities having jurisdiction over the matter and/or person then being referred to;

(l)       “Investor’s Counsel” means Claudia McDowell, Esq., Poole & Shaffery, LLP, 25350 Magic Mountain Parkway, Second Floor, Santa Clarita, CA 91355;

(m)     “Shares” means any shares of the capital stock of the Corporation;

(n)       “Subscribed Shares” means the 3,700,000 Shares subscribed for by the Investor as set forth in Section 2.1 hereof;

(o)       “Subscription Funds” means $2,000,000 to be received by the Corporation from the Investor pursuant to the purchase and sale of the Subscribed Shares, subject to certain conditions and milestones;

(p)       “Subscription Price” means the consideration payable by the Investor, as set forth in Section 2.1 hereof, pursuant to the purchase and sale of the Subscribed Shares;

(q)       “Taxes” means, in relation to any person, any and all taxes (including any and all fines, interest and penalties in respect thereof) of any nature imposed, levied, withheld or assessed on or with respect to the income, profits or gains or the capital of such person (including, without limitation, any federal or state income or sales taxes, corporation capital tax, customs or excise duties or municipal license fees, and any taxes and other deductions required to be withheld from any payment made to any person), the United States of America or any state thereof or any political subdivision or taxing authority thereof or therein, or by any other country or any political subdivision or taxing authority thereof or therein;

(r)       “Time of Closing” means 11:00 a.m. EDT on the Closing Date or such other time on the Closing Date as the parties may mutually agree upon in writing; and

(s)       “Transaction Documents” means this Agreement.

1.2       Headings. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections and Paragraphs are to Sections and Paragraphs of this Agreement.

1.3       Extended Meanings. In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4       Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles (referred to herein as “GAAP”).

1.5       Currency. All references to currency herein are to lawful money of the United States of America.

ARTICLE 2. SUBSCRIPTION FOR SHARES

2.1       Subscription. Subject to the terms and conditions of this Agreement, the Investor agrees to subscribe for and purchase from the Corporation, and the Corporation agrees to allot and issue to the Investor, the Subscribed Shares for an aggregate subscription price of $2,000,000 (the “Subscription Price”).

2.2       Payment of Subscription Price. At the Closing, the Investor shall deliver to the Corporation the payment of $355,000 by way of wire transfer as the first installment of the Subscription Price payable to the Corporation as set out in Section 2.1, as partial payment for certain of the Subscribed Shares being issued on the First Closing (as hereinafter defined).

(a)       There shall be additional closings based upon the achievement of certain milestones, all as provided in more detail herein.

(b)       Upon execution of this Agreement by all parties, the Investor shall wire the sum of $355,000 (the “First Closing”) to be utilized as more particularly described in Exhibit “A.” The Corporation shall issue 656,751 of its common shares in exchange for the $355,000.00 investment.

(c)       Upon execution of the letters of intent and review of each prospective acquisition candidates’ due diligence being satisfactory to the Board of Directors, Investor shall provide the funds to close each acquisition described in Exhibit A as they are individually approved by the Board of Directors. In the event that a proposed acquisition agreement is not acceptable to the Board of Directors, Investor shall not wire the proceeds for that specific acquisition. The Corporation may propose different acquisition candidates and the Board of Directors shall review the candidate(s), the proposed terms of the acquisition(s) and the due diligence materials provided to determine whether or not, in its sole discretion, to approve the proposed acquisition(s).

(d)       Upon approval of each of the proposed acquisitions by the Board of Directors, Investor shall wire the funds to close the proposed acquisition(s) and be issued the shares of common stock, based on the initial issuance price of $0.54054 per share, represented by each said investment; provided, however, that the total to be utilized for acquisitions shall not exceed an aggregate of $1,550,000. The total investment to be made for the 3,700,000 shares being offered to Investor hereunder shall not exceed the sum of Two Million Dollars ($2,000,000.00).

(e)       Upon the consummation of the first two acquisitions, the Corporation shall prepare and file a registration statement on either Form S-1 or Form 10, with the Securities & Exchange Commission. Once said registration statement is declared effective and the Corporation meets the listing qualifications for NASDAQ Capital Market, the Investor shall invest the final $95,000 of funds required to achieve the NASDAQ listing and be issued the final allotment of shares, resulting in Investor owning 3,700,000 if all the proposed acquisitions and other milestones are achieved.

(f)       Upon the First Closing, the Corporation shall amend its bylaws increasing the size of its Board of Directors and appoint two (2) nominees of the Investor as directors of the Corporation to fill these newly created vacancies. The Corporation shall also amend Article 3, Section 3, of its Bylaws to require that provide that a majority in interest may remove the directors rather than the current two-thirds vote currently required. Additionally, Lowell Holden shall be appointed as interim CFO.

2.3       Use of Subscription Funds. The Subscription Funds shall be applied by the Corporation as set forth in Exhibit A.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1       Representations and Warranties of the Corporation. The Corporation represents and warrants to the Investor as follows:

(a)       Incorporation and Registration. The Corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently conducted.

(b)       Formation Documents. The Corporation has delivered to the Investor herewith a true copy of the Formation Documents of the Corporation, including any and all amendments thereto (if any) and such Formation Documents as so amended are in full force and effect and no amendments are being made to the same, except as may be otherwise contemplated in this Agreement.

(c)       Corporate Records. The Corporation has made available to the Investor the corporate records of the Corporation. The share certificate book, register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate.

(d)       Books and Records. The Corporation has made available to the Investor all financial books and records of the Corporation. Such books and records fairly and correctly set out and disclose in all material respects the financial position of the Corporation and all material financial transactions relating to the Corporation have been accurately recorded in such financial books and records.

(e)       Bankruptcy, etc. No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Corporation and the Corporation is able to pay its debts as they become due in the usual course of its business.

(f)       Due Authorization, etc. The Corporation has all necessary corporate power, authority and capacity to enter into this Agreement and to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement. The Corporation has taken all necessary action to authorize the execution, delivery and performance of this Agreement and to observe the provisions of each in accordance with their terms. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person including the shareholders of the Corporation is required for the due execution, delivery or performance by the Corporation of any of this Agreement except for authorizations, approvals, actions, notices or filings which have been duly obtained or made and are in full force and effect.

(g)       Absence of Conflicting Agreements. The Corporation is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, shareholders agreement, Formation document provision, resolution of directors or shareholders, statute, regulation, order, judgment, decree, license, permit, law or rule which would be violated, contravened, breached by or under which default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery of any of this Agreement or the carrying out of the Corporation’s obligations hereunder or thereunder.

(h)       Enforceability of Obligations. When executed and delivered, this Agreement will constitute valid and legally binding obligations enforceable against the Corporation in accordance with their respective terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(i)       Valid Allotment and Issue. Upon receipt of the Subscription Price by the Corporation on the Closing Date, the Subscribed Shares will be duly and validly created, authorized, allotted and issued as fully paid and non-assessable, in compliance with all securities laws; the Investor will be the registered owner of the Subscribed Shares and will be free and clear of all pre-emptive rights, mortgages, liens, charges, security interests, adverse claims, pledges and demands whatsoever arising by reason of the acts or omissions of the Corporation.

(j)       Pre-Closing Capital Stock. As of the Closing Date and prior to the issuance of the Subscription Shares, the Corporation has authorized capital stock consisting of 70,000,000 shares of common stock,

$.001 par value, of which 3,050,000 are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, non-assessable, free of preemptive rights, and were issued in compliance with all federal and applicable state securities laws.

(k)       Post-Closing Capital Stock. After giving effect to all the transactions contemplated under Article 2, the authorized capital stock of the Corporation shall remain unchanged at 70,000,000, of which 6,750,000 will be duly authorized, validly issued, fully paid, non-assessable, free of preemptive rights and issued in compliance with all federal and applicable state securities laws.

(l)       No Shareholders/Voting Agreement. There are no shareholders’ agreement or other agreements governing the voting, holding or sale of Shares of the Corporation or the management of the affairs of the Corporation.

(m)       No Dividends/Redemption. etc. No dividends have been declared or paid on or in respect of any Shares and no other distribution on any Shares or other securities has been made by the Corporation.

(n)       Non-Arm’s Length Agreements. No director or officer, former director or officer, shareholder or employee of the Corporation or any other person not dealing at arm’s length with the Corporation is a party or is otherwise bound by any agreement, contract or obligation between such person and the Corporation.

(o)       No Guarantees. The Corporation is not bound by any agreement, assurance, bond, undertaking or guarantee under or pursuant to which it has guaranteed or endorsed the debts, obligations or liabilities of any other person.

(p)       Governmental Charges. The Corporation has paid all Governmental Charges other than Charges which are not yet due and deducted and remitted (except to the extent that remittances are not yet due) to the relevant governmental authority or entity all Taxes, unemployment insurance contributions, pension plan contributions and any deductions or other amounts which it is required by statute or contract to collect and remit to any Governmental Authority or other entities entitled to receive payment of such deduction with respect to all officers, employees, and service providers of the Corporation.

(q)       No Rights to Acquire Interest. There is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase or acquisition of any interest in the Corporation.

(r)       No Powers of Attorney. There are no outstanding powers of attorney or other authorizations granted by the Corporation to any third party to bind the Corporation to any contract, agreement, liability or obligation.

(s)       Absence of Litigation, etc. There is not now in progress, pending or, threatened or, to the best of the Corporation’s knowledge, contemplated against the Corporation, any litigation, action, suit, investigation, claim, complaint or other proceeding, including appeals and applications for review, by or before any court, tribunal, government agency, commission, board, bureau, agency or instrumentality, domestic or foreign, which could materially and adversely affect the Corporation.

(t)       Rule 506(d) Bad Actor Disqualification Representations and Covenants.

(1)       No Disqualification Events. Neither the Corporation, nor any of its predecessors, affiliates, any manager, executive officer, other officer of the Corporation participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Corporation’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Corporation in any capacity as of the date of this Agreement and on the Closing Date (each, a “Corporation Covered Person” and, together, “Corporation Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Corporation has exercised reasonable care to determine (i) the identity of each person that is a Corporation Covered Person; and (ii) whether any Corporation Covered Person is subject to a Disqualification Event. The Corporation will comply with its disclosure obligations under Rule 506(e).

(2)       Other Covered Persons. The Corporation is not aware of any person (other than any Corporation Covered Person) that has been or will be paid (directly or indirectly) remuneration in connection with the purchase and sale of the Subscribed Shares that is subject to a Disqualification Event (each an “Other Covered Person”)

(3)       Reasonable Notification Procedures. With respect to each Corporation Covered Person, the Corporation has established procedures reasonably designed to ensure that the Corporation receives notice from each such Corporation Covered Person of (i) any Disqualification Event relating to that Corporation Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Corporation Covered Person; in each case occurring up to and including the Closing Date.

(4)       Notice of Disqualification Events. The Corporation will notify the Investor immediately in writing upon becoming aware of (i) any Disqualification Event relating to any Corporation Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Corporation Covered Person and/or Other Covered Person.

(u)       No Untrue Statements. None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective investor seeking full information concerning the matters which are subject of such representations, warranties and statements.

3.2       Representations, Warranties and Covenants of the Investor. The Investor represents and warrants to and in favor of the Corporation as follows:

(a)       Authority. The Investor has all necessary power, authority and capacity to enter into this Agreement and, upon satisfaction or waiver of the condition precedents set forth in Section 5.2 herein, to do all such acts and things as are required to be done, observed or performed by it, in accordance with the terms of this Agreement.

(b)       Enforceability of Obligations. When executed and delivered, this Agreement will constitute a valid and legally binding obligation enforceable against the Investor in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)       Residence and Purchasing as Principal. The Investor is corporation of the state of Nevada and is purchasing the Subscribed Shares as principal for such Investor’s own account and not for the benefit of, or on behalf of, any other person.

(d)       No Advertisement. To the best of the Investor’s knowledge, the offer and sale of the Subscribed Shares is not being accompanied by an advertisement.

(e)       No Market. There is no public market for the Subscribed Shares, and there is no certainty that such a market will ever develop. There can be no assurance that the Investor will be able to sell or dispose of the Subscribed Shares.

(f)       No Disqualification Events. To best of Investor’s knowledge, neither the Investor nor, to the extent it has them, any of its 20% shareholders, directors, affiliates or executive officers (collectively with the Investor, the “Investor Covered Persons”), are subject to any Disqualification Event. The Investor has exercised reasonable care to determine whether any Investor Covered Person is subject to a Disqualification Event. The purchase of the Subscribed Shares by the Investor will not subject the Corporation to any Disqualification Event.

3.3       Meaning of “To the best of the Corporation’s knowledge”. For the purposes of the representations and warranties contained in Section 3.1, whenever “to the best of the Corporation’s knowledge” is used, it means to the best of the knowledge of the party or parties referred to after making such diligent inquiry as may be reasonable under the circumstances.

3.4       Reliance. The Corporation acknowledges that the Investor is relying on the representations and warranties set forth in Section 3.1 of this Agreement in advancing the Subscription Funds on the Closing Date, and agrees that such representations will be true, accurate and correct as of the Time of Closing on the Closing Date.

ARTICLE 4. COVENANTS OF THE CORPORATION

4.1       Covenants of the Corporation. The Corporation covenants and agrees with the Investor that:

(a)       The Corporation shall comply with all laws, rules, regulations and orders, the non-compliance with which could materially and adversely affect the performance by the Corporation of its obligations under this Agreement.

(b)       The Corporation will diligently observe and perform or cause to be observed and performed all covenants to be observed or performed under this Agreement.

(c)       At any reasonable time and from time to time upon reasonable prior notice, the Corporation shall permit a representative of the Investor, at the reasonable expense of the Corporation, to examine and to make copies of any abstracts from its records and books of account and to visit and inspect the Corporation and to discuss the affairs, finances and accounts of the Corporation with any of the directors, officers or senior management personnel of the Corporation.

4.2       Indemnity. The Corporation shall indemnify and save the Investor and the director, officers and employees of the Investor harmless of and from any loss, liability, claim, damage or expense (whether or not involving a third-party claim) including reasonable legal expenses (collectively, “Damages”) suffered by, imposed upon or asserted against any of the Investor or such other person as a result of, in respect of, connected with, or arising out of, under, or pursuant to any inaccuracy of any representation or warranty given by the Corporation contained in Section 3.1 of this Agreement.

ARTICLE 5. CLOSINGS AND CONDITIONS PRECEDENT TO CLOSING

5.1       Closing Arrangements. Subject to the terms and conditions herein, the transactions contemplated herein shall be closed on the Closing Date at the Time of Closing at the offices of the Corporation’s Counsel, or at such other place or places as may be mutually agreed upon by the Investor and the Corporation.

5.2       Conditions Precedent of Investor to Closing. The Investor’s obligation to subscribe for and purchase the Subscribed Shares on the Closing Date is conditional on and subject to the satisfaction of the following conditions precedent:

(a)       the Board of Directors of the Corporation shall have approved and authorized the form, execution and delivery of this Agreement and the allotment and issuance of the Subscribed Shares;

(b)       the Corporation shall have fully performed, observed and complied with all of the covenants and agreements to be performed, observed or complied with in all material respects by them on or before the Closing Date;

(c)       the Corporation shall have reconstituted the Board of Directors of the Corporation to appoint the Investor Nominees, initially being Lowell Holden and Sean Carrick; the Corporation shall be approved the appointment of Lowell Holden as interim CFO;

(d)       the representations and warranties of the Corporation set forth in Section 3.1 shall be true and correct in all material respects at the Time of Closing on the Closing Date with the same force and effect as if made at and as of such time.

5.3       Conditions Precedent of the Corporation to Closing. The Corporation’s obligation to accept the subscription of the Investor and issue the Subscribed Shares on the Closing Date is conditional on and subject to the Investor having tendered its Subscription Price hereunder and the representations and warranties of the Investor set forth in Section 3.2 being true and correct in all material respects at the Time of Closing on the Closing Date with the same force and effect as if made at and as of such time.

5.4       Documents to be Delivered by the Corporation. At or before the Time of Closing the Corporation shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Investor the following documents, instruments and things, all in form and substance satisfactory to the Investor and the Investor’s Counsel:

(a)       this Agreement duly executed by the Corporation;

(b)       a Certificate of Status for the Corporation from the State of Nevada dated within ten (10) Business Days of the Closing Date;

(c)       to the Investor, a certified copy of the resolutions of the Board of Directors of the Corporation approving this Agreement and the allotment and issuance of the Subscribed Shares;

(d)       certificate(s) representing the 656,751 shares, all registered in the name of the Investor as set out herein; and

(e)       a receipt to the Investor indicating receipt by the Corporation of the Subscription Funds.

5.5       Documents to be Delivered by the Investor at the Closing Date. At or before the Time of Closing, the Investor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Corporation the following documents, instruments and things, all in form and substance satisfactory to the Corporation:

(a)       this Agreement duly executed by the Investor;

(b)       payment of the Subscription Price as contemplated in Section 2.1 hereof; and

(c)       to the Corporation, a certified copy of the resolutions of the directors of the Investor approving this Agreement.

ARTICLE 6. POST CLOSING PROVISIONS.

6.1       Within sixty (60) days next following the Closing, the Corporation shall commence the steps necessary to file with the SEC a Form 10 General Form for Registration of Securities (“Form 10”) or a Form S-1 Registration Statement (“Form S-1”) with respect to the Corporation’s issued and outstanding shares of common stock.

6.2       During the pendency of the Form 10 or the Form S-1, the Corporation and Investor’s counsels shall agree upon the final versions of an acquisition agreement (the “Acquisition Agreement”) and an escrow agreement (the “Escrow Agreement”), the final forms of which shall contain the provisions set forth in paragraphs 6.3 and 6.4 below.

6.3       The Acquisition Agreement shall provide that upon the effectiveness of the Form 10 or Form S- 1, the Corporation shall acquire from the Investor all of the issued and outstanding shares of Investor’s wholly owned subsidiary, AVC Capital Group Inc. (“AVC”), in exchange for Eight Million (8,000,000) shares of the Corporation’s common stock. Two Million (2,000,000) of those shares shall be distributed to the Investor’s shareholders and the remaining Six Million (6,000,000) shares shall be held in escrow pursuant to the terms and conditions described in paragraph 6.5. These 8,000,000 shares, together with the Corporation’s issued and outstanding shares, shall represent not less than 77.18% of the Corporation’s then issued and outstanding shares.

6.4       The Acquisition Agreement shall grant Investor an option, exercisable during the term of escrow, to acquire from EMR all of the AVC shares in exchange for the 6,000,000 shares of EMR that are in escrow, after which EMR shall cancel said shares. In the event that there is no exercise of the option during the term of escrow, the escrow shall terminate and Investor shall distribute the escrowed shares pro rata to Investor’s shareholders.

6.5       The final form of the Escrow Agreement described in paragraphs 6.2 and 6.3 shall include the following material provisions:

(a)       The term of escrow shall be for a period of not more than twelve (12) full calendar months following EMR’s acquisition of the AVC shares.

(b)       During the term of escrow, the Investor shall have the right to vote the EMR shares held in escrow.

(c)       The escrow agent shall be mutually agreed upon by the parties prior to the Corporation’s acquisition of the AVC shares.

ARTICLE 7. PUBLIC ANNOUNCEMENTS

7.1      Disclosure by Corporation. The Corporation shall not, without the prior consent of the Investor, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating thereto save to the extent such disclosure comprises information substantially already publicly available or unless it is necessary for the Corporation to make such disclosure in order to comply with a statutory obligation or the requirements of a competent government or statutory agency; provided that, where practicable, a copy of any proposed announcement or statement shall be furnished to the Investor 48 hours in advance of the proposed date of publication. Nothing herein shall prevent disclosure of the terms of this Agreement to a corporate party’s directors, officers, employees or agents or its financial, legal, accounting or other advisors.

ARTICLE 8. NOTICES

8.1     Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person (including by courier) or transmitted by electronic mail, as follows:

(a)       to the Corporation:

William R. McClure, Esq.

Picinich & McClure, LLC

201 W. Passaic Street

Suite 204

Rochelle Park, NJ 07662

Tel. No:     (201) 820-4595

Email:         wrmesq@verizon.net

with a copy to:

John X. Adiletta

EMR Technology Solutions, Inc.

90 Washington Valley Road

Bedminster, NJ 07921

Tel. No:     (908) 997-0617

Email:         jxa.pcs@att.net

(b)       to the Investor:

PTS, Inc.

28494 Westinghouse Place

Suite 213

Valencia, CA 91355

Tel. No:     (612) 961-5656

Email:         ltholden@comcast.net

with a copy to:

Claudia McDowell, Esq.

Poole & Shaffery, LLP

25350 Magic Mountain Pkwy

Second Floor

Santa Clarita CA 91355

Tel. No:     (661) 290-2991

Email:         cmcdowell@pooleshaffery.com

Any such communication shall be deemed to have been given and received on the Business Day on which it was delivered or if transmitted via electronic mail, on the next following Business Day.

Any party may at any time change its address for service from time-to-time by giving notice to the other parties in accordance with the foregoing provisions of this Section 8.1

ARTICLE 9. GENERAL PROVISIONS

9.1       Entire Agreement. This Agreement, including all the Schedules hereto, and the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

9.2       Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

9.3       Assignment. The Corporation shall not assign this Agreement or its interest herein or any part hereof except with the prior written consent of the Investor.

9.4       No Partnership. Neither this Agreement, nor any provisions of this Agreement, shall be construed as creating a partnership, joint venture or agency relationship or as granting a franchise.

9.5       Further Assurances. Each of the parties hereto shall from time to time at the request of any of the other parties hereto and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

9.6       Time. Time shall be of the essence of this Agreement.

9.7       Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

9.8       Severability. It is the intention and agreement of the parties that, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part under present or future laws, that provision be curtailed to the extent required for its validity under the applicable law and, as so curtailed, shall be enforceable. Alternatively, the parties agree to substitute for such provision another provision that is legal, valid and enforceable and achieves the same or similar objectives. If this is not possible, the parties agree that should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9       Remedies. All remedies, rights, undertakings, obligations or agreements of the parties arising by law, this Agreement or otherwise shall be cumulative and none thereof shall be in limitation of any other right, remedy, undertaking, obligation or agreement of such party. Each party may follow any remedy to which such party is entitled by law, this Agreement or otherwise concurrently or successively at that party’s option.

9.10       Governing Law. This Agreement shall be exclusively governed by and interpreted in accordance with the laws from time to time in force in the State of Nevada. This Agreement shall be deemed to have been performed in the State of Nevada and the courts of the State of Nevada shall have non-exclusive jurisdiction to entertain any action arising under this Agreement.

9.11       Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.12       Counterparts and Electronic Signatures. This Agreement may be executed in multiple counterparts by the parties hereto. All counterparts so executed shall constitute one agreement binding upon all parties, notwithstanding that all parties are not signatories to the original or the same counterpart. Each counterpart shall be deemed an original to this Agreement, all of which shall constitute one agreement to be valid as of the date of this Agreement. Documents executed, scanned and transmitted electronically and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. This Agreement, any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act (“E-Sign Act”), Title 15, United States Code, Sections 7001 et seq., the Unifonn Electronic Transaction Act (“UETA”) and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each paiiy as if it were physically executed.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

EMR TECHNOLOGY SOLUTIONS INC.		PTS, INC.

By:	/s/ John X. Adiletta	By:	/s/ Lowell T. Holden
Name:	John X. Adiletta	Name:	Lowell T. Holden
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

EMR Technology Solutions, Inc.

Use of Proceeds

The proceeds to the Company from PTS, Inc. will be $2,000,000. They will be utilized as follows:

Application of Proceeds	Proceeds	Percent of Proceeds
Acquisitions-Cash Requirement	$1,550,000	77.5%
Fees & Expenses	300,000	15.0%
Working Capital	150,000	7.5%
Total	$2,000,000	100.0%

The foregoing represents the Company’s estimates of the allocation of the proceeds of this Offering based on the current status of its business, its sales expectations, anticipated operating expenses, and current marketing plans.

Acquisitions-Cash Requirement. This represents the cash amounts required to acquire the four target companies that have been identified. They are:

1.	First Medical Solutions, Inc. -	$250,000
2.	Digital Medical Solutions, Inc. -	$750,000
3.	EMRgence, LLC -	$250,000
4.	Empower Technologies, Inc. -	$300,000

Fees & Expenses. Consists of the following:

1.	Advisory Services - $200,000 - These are capitalized services to be paid in lieu of salary for the balance of 2016.

2.	Legal Fees (Corporate) - $50,000 - the cost of completing the documents for investment in EMR by PTS and the completion of the 4 acquisitions.

3.	Audit Fees - $40,000 - the cost of completing the 2 year audits for the 4 acquisitions.

4.	Legal Fees (SEC) - $10,000 - Filing of the Form 10 and subsequent documents for EMR to begin trading.

Working Capital. Consists of the following:

1.	Uplisting to NASDAQ - $30,000 - Legal Fees to Securities Attorneys
2.	Uplisting to NASDAQ - $ 5,000 - NASDAQ Application Fee
3.	Uplisting to NASDAQ - $45,000 - NASDAQ Entry Fee at initial listing Approval
4.	Uplisting to NASDAQ - $15,000 - NASDAQ prorated Annual Fee for 2016 ($42,000 full year Annual Fee to maintain listing)
5.	EMR Working Capital - $55,000 - For the first 90 day period before the acquisitions are completed.